Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated February 18, 2022, relating to the financial statements of Penske Automotive Group, Inc. and the effectiveness of Penske Automotive Group, Inc.'s internal control over financial reporting, appearing in the Annual Report on Form 10-K of Penske Automotive Group, Inc. for the year ended December 31, 2021. We also consent to the reference to us under the heading "Experts" in such Registration Statement.
/s/ DELOITTE & TOUCHE LLP

Detroit, Michigan
November 1, 2022